EXHIBIT 99.1

FOR FURTHER INFORMATION CONTACT:	FOR IMMEDIATE RELEASE

Dan Ginnetti 847-607-2069

Brent Arnold Appointed as Executive Vice President and Chief Operating Officer

Effective January 1, 2015; Richard Kogler to remain Senior VP International

Lake Forest, Illinois, November 24, 2014 – Stericycle, Inc. (NASDAQ: SRCL) today announced that its board of directors has unanimously selected Brent Arnold, currently Executive Vice President and President, Stericycle USA/Canada, to succeed Richard Kogler as Chief Operating Officer effective January 1, 2015. Mr. Kogler will continue in his role as Chief Operating Officer through the transition to Mr. Arnold, and thereafter, will continue at Stericycle as Senior Vice President, International. These changes are part of the Company’s long-term executive succession planning process.

“Rich has provided great guidance and leadership through his many years at Stericycle. He has led our operational growth from a small medical waste company to a $2.5 billion dollar company operating in 13 different countries. We look forward to Rich continuing to lead our International efforts for years to come,” said Charles A. Alutto, President and Chief Executive Officer.

“Brent has been a key contributor to Stericycle’s growth over the past 10 years. He has led multiple businesses at Stericycle including LQ, SQ and Operations for U.S. and Canada. Brent has worked for either myself or Rich Kogler for the majority of his career at Stericycle and has a proven track record of strong growth, developing new services and building strong teams focused on continuous improvement. Brent was named to the executive team last April and will make a smooth transition into his new role,” added Mr. Alutto.

“I have worked closely with Brent for many years and have great confidence in his ability to transition into the COO role. It also allows me the opportunity to focus on growing our businesses outside of the U.S., as Senior Vice President, International, where we see strong growth opportunities in the coming years,” said Mr. Kogler. “I remain firmly committed to Stericycle and plan to remain an active member of the senior management team for years to come.”

Brent Arnold has served as Executive Vice President and President, Stericycle USA/Canada since April 2014. He joined Stericycle in April 2005 and has worked in various leadership positions including Senior Vice President of Operations, Senior Vice President of Sales & Marketing for the US and Canada and Corporate Vice President of our large and small quantity business units. He has more than 24 years of experience primarily focused in the healthcare industry. Prior to joining Stericycle, he held various leadership roles at Baxter International Inc. and Cardinal Health, Inc. Mr. Arnold received a B.S. degree in marketing from Indiana University.

Stericycle’s press releases and other information are available on the Company’s website at www.stericycle.com.

Safe Harbor Statement: This press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond our control (for example, general economic conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include changes in governmental regulation of waste collection and treatment and increases in transportation and other operating costs, as well as the other factors described in our filings with the U.S. Securities and Exchange Commission. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.